Exhibit 99.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY SUCH STATE SECURITIES LAWS.

STOCKERYALE, INC.

SENIOR PROMISSORY NOTE

May 12, 2005

Salem, New Hampshire

$1,500,000

FOR VALUE RECEIVED, StockerYale, Inc., a Massachusetts corporation (the “Company”), hereby promises to pay to Eureka Interactive Fund Limited (“Holder”), or its registered assigns, the principal sum of $1,500,000 in lawful currency of the United States of America with interest thereon, from and after the date hereof, on the amount of the principal from time to time outstanding at the rate of 10% per year until paid in full and subject to the following terms and conditions:

1. Payment of Interest and Principal. From the date of this Note, interest shall accrue on the outstanding principal balance hereof at the rate of 10% per year. Interest shall be payable on the last day of each month hereafter computed on the basis of a year of 365 days for the actual number of days elapsed. Principal shall be due and payable in full on September 12, 2005 (the “Maturity Date”). All payments by the Maker under this Note shall be in immediately available funds. The Company may prepay all or part of the principal prior to the Maturity Date without penalty.

2. Transfers. The Holder agrees not to effect any disposition of this Note that would constitute a sale within the meaning of the Securities Act except pursuant to an exemption from registration under the Securities Act.

3. Status of Registered Holder. The Company may treat the registered Holder of this Note as the absolute owner of this Note for the purpose of making payments of principals or interest and for all other purposes.

4. Notices. All notices, requests, consents, demands and other communication or relating to matters contained herein shall be in writing, shall be mailed by first class registered or certified mail, or by nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

if to the Company, to:

StockerYale, Inc.

32 Hampshire Road

Salem, NH 03079

Attn: Mark W. Blodgett, Chief Executive Officer

with a copy to:

Thomas B. Rosedale, Esq.

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 850

Boston, MA 02116

if to the Holder to:

Eureka Interactive Fund Limited

c/o Marshall Wace Asset Management

29 Queen Anne’s Gate

London, England SW1H 9BU

Attn: Duncan Ford

or such other person at such other place as either party shall designate to the other party in writing.

5. No Waiver; Remedies. No failure to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall it preclude any other or further exercise thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6. Modification; Termination. Neither this Note nor any term of this Note may be modified, waived, discharged or terminated orally. This Note, and any terms of this Note, may be modified, waived, discharged or terminated only with the written consent of the Holder, and the Company.

7. Headings. The headings in this Note are solely for convenience of reference and will not affect its interpretation.

8. Governing Law. This Note shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed in that state.

9. Seal. This Note shall have the effect of an instrument executed under seal.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be executed by an officer duly authorized as of the day and year above written.

STOCKERYALE, INC.

By: /s/ Mark W. Blodgett

Name: Mark W. Blodgett

Chief Executive Officer